This AGREEMENT made this 15th day of April 1994, by and between Lone Star Industries, Inc., a corporation organized under the laws of the State of Delaware with its principal office at 300
First Stamford Place, Stamford, Connecticut 06912 (the
"Corporation"), and William M. Troutman (the "Executive") residing at 30 Thorp Drive, Weston, Connecticut 06883 (the
"Agreement").


W I T N E S S E T H:


     WHEREAS, the Executive is currently employed as President and
Chief Operating Officer at the Corporation; and


     WHEREAS, the Corporation and the Executive previously entered into an employment agreement, dated August 17, 1987 (the
"1987
Agreement") which provided for certain supplemental retirement benefits for the Executive and his spouse; and


     WHEREAS, the Corporation and the Executive entered into a subsequent employment agreement, dated June 26, 1990 (the
"1990
Agreement") which also provided for supplemental retirement benefits for the Executive and his spouse; and


     WHEREAS, the 1987 Agreement and the 1990 Agreement also provided the Executive, his spouse and eligible dependents with enhanced health and medical coverage; and


     WHEREAS, on December 10, 1990 the Corporation and certain of its subsidiaries filed in this Court (the "Bankruptcy
Court") their
respective voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code; and


     WHEREAS, subsequently, on December 21, 1990, Lone Star
Building Centers, Inc. and Lone Star Building Centers
(Eastern),
Inc. filed their respective voluntary petitions under Chapter 11 of the Bankruptcy Code; and


      WHEREAS, the 1990 Agreement was rejected by the Corporation, with the Executives consent, by order of the U.S. Bankruptcy
Court,
dated March 28, 1991; and


     WHEREAS, on or about June 26, 1991, the Executive filed a proof of claim against the Corporation asserting, among other things, contingent and unliquidated damages resulting from the rejection of the 1990 Agreement; and


     WHEREAS, on April 14, 1994, the Bankruptcy Court approved a settlement with respect to the Executive's claims relating the supplemental retirement and medical benefits in exchange for the assumption of certain obligations by the Corporation; and


     WHEREAS, the Corporation wishes to provide supplemental retirement and medical benefits for the Executive under the terms and conditions as hereinafter provided.


     NOW, THEREFORE, in consideration of the agreements hereinafter contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

     1.1  "Annuity" shall mean National Home Life Assurance
Company
Policy Number N101058 (August 7, 1989).


     1.2 "Boards, shall mean the Board of Directors of the Corporation or its duly authorized committee.


     1.3 "Disability" shall mean Executive's inability, because of physical or mental incapacity, to perform in a competent manner executive duties of a nature equivalent to the duties the Executive currently performs.


     1.4 I "Discontinuation Date" shall mean the date of the later to occur of: (i) the death of the Executive; or (ii) the death of the Spouse.


     1.5 "Employment Agreement" shall mean the employment agreement between the Executive and the Corporation, dated
August
20, 1993.


     1.6  "Plan" shall mean the Lone Star Industries, Inc.
Salaried
Employees Pension Plan.


     1.7  "Qualified Dependents" shall mean the Executive's:
(i)
spouse, if not divorced or legally separated from the Executive;
(ii) children under the age of (A) 19 or (B) 23 if a full-time student, unmarried, and not employed on a regular and full-time basis, and dependent on the Executive for support; provided however, if due proof is received within 31 days of the day the
Qualified Dependent has reached his maximum age that he is incapable of self-sustaining employment by reason of mental retardation or physical handicap, the child shall continue to be deemed a dependent after such birthday, for purposes of only accident and health coverage; and (iii) legally adopted children, or children living in a parent-child relationship and primarily dependent on the Executive.


     1.8 "Spouse" shall mean the Executive's legal spouse on the
Termination Date.


     1.9 "Termination Date" shall mean the date of the earlier to occur of the date the Executive: (i) attains age 65; or
(ii)
ceases full-time employment with the Corporation.


ARTICLE II


     2.1  Amount of Benefits.

     (a) Lone Star agrees that Executive's annual retirement benefits at age 65 shall be $225,000, including the sum of:
(X) the
annual retirement benefits paid to Executive pursuant to the Plan and (Y) the annual payments to which the Executive is entitled under the Annuity, whether or not payable.


     (b) Except as provided below, the benefits shall commence at age 65 and shall continue until the Discontinuation Date.


     2.2 Benefits Payable Before Age 65. Effective upon the
Termination Date, the Executive may elect to receive the annual retirement benefits pursuant to Section 2.1 from the Corporation on or after the date the Executive attains the age of 55;
provided
however, such benefits shall be reduced by 5% for each full year that benefits commence prior to the attainment of age 62 by the
Executive. No such reduction in benefits shall occur on or after the date the Executive attains the age of 62. The benefits shall be paid until the Discontinuation Date.


     2.3  Benefits Payable on Disability.  In the event of
Executive's Disability at any age prior to the commencement of retirement benefits pursuant to Sections 2.1 or 2.2, the annual retirement benefits pursuant to Section 2.1 shall commence immediately and shall continue until the Discontinuation
Date.
There shall be no reduction in benefits for Executive's age at date of Disability.


     2.4  Benefits Payable upon Death.  In the event of
Executive's
death prior to the Termination Date, the annual retirement benefits called for by Section 2.1 shall be paid to the Spouse until the
Discontinuation Date. Benefits paid to the Spouse shall be reduced by 5% for each full year that Executive's age at death is less than age 62.


     2.5 Payment of Benefits. There shall be no reduction in benefits pay able under this Agreement due to the age of the Spouse. All payments under this Agreement shall be made to the
Executive until his death, and then to the Spouse for her life if she survives the Executive.


     2.6 Purchase of Annuity. The Corporation agrees to purchase within thirty days after the Termination Date, an annuity from a reputable provider of annuities rated at least "AA" by Standard &
Poors for the Executive and the Spouse which provides annual retirement benefits to Executive and his Spouse equal to the retirement benefits called for by this Agreement in excess of the benefits provided under the Plan and the Annuity. Within 30 days after the purchase of such annuity, the Corporation shall pay the
Executive an amount equal to the federal income taxes which shall be payable by the Executive upon receipt of the annuity, said amount to be grossed up to reflect the additional taxes payable due to the receipt of said payment. The retirement benefits provided by the annuity shall be adjusted for this payment of federal income taxes so that the after tax retirement benefits provided by the annuity are at least equal to the after tax retirement benefits the
Executive would have received from Lone Star had Lone Star paid the retirement benefits directly rather than provide the retirement benefits through the annuity.


ARTICLE III

HEALTH AND MEDICAL BENEFITS


     From the date hereof until the Discontinuation Date,
the
Corporation agrees to provide the Executive with life
insurance and
the Executive and Qualified Dependents with medical
insurance at no
cost to the Executive and Qualified Dependents at least
equal to
the life and medical insurance provided to senior elected
officers
of the Corporation; provided however, upon the earlier to
occur of
the Executive's attainment of age 65 or the Executive's
application
for a pension benefit under the Plan, the medical benefits
provided
to the Executive and Qualified Dependents shall be at least
equal
to the medical benefits described in Appendix A; provided
further,
the annual deductible for medical coverage described in
Exhibit A
is $1,000.00 for the Executive and each Qualified Dependent
prior
to each such individuals attainment of the age of 65 and
$750.00
for each individual after such individuals attainment of the age of
65. The Executive and the Spouse are each entitled to receive monthly reimbursement of Medicare Part B premiums until the Discontinuation Date.


ARTICLE IV


     4.1  Dispute Resolution.


     (a) The Executive hereby agrees that any dispute relating to this Agreement arising between the Executive (and/or the Spouse) and the Corporation (or any successor or assign) shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). The arbitration proceeding, including the rendering of an award, shall take place in Stamford, Connecticut, (or such other location mutually agreed upon by the Corporation and the Executive (and/or the Spouse)) and shall be administered by the AAA.


     (b) The arbitral tribunal shall be appointed within 30 days of the notice of dispute, and shall consist of three arbitrators, one of which shall be appointed by the Company, one by the Executive, and the third by both the Company and the Executive
(and/or the Spouse) jointly; provided, however, that, if the Company and the Executive (and/or the Spouse) do not select the third arbitrator within such 30-day period, such third arbitrator shall be chosen by the AAA as soon as practicable following notice to the AAA by the parties of their inability to choose such third arbitrator.


     (c) Decisions of such arbitral tribunal shall be in accordance with the laws of the State of Connecticut
(excluding the
conflicts of law rules which require the application of any other law). The award of any such arbitral tribunal shall be final
(except as otherwise provided by the laws of the State of Connecticut and the Federal laws of the United States, to the extent applicable). Judgement upon such award may be entered by the prevailing party in any state or Federal court sitting in
Connecticut or any other court having jurisdiction thereof, or application may be made by such party to any such court for judicial acceptance of such award and an order of enforcement.


     (d) The Corporation shall reimburse the Executive and Spouse for all costs, including reasonable attorneys' fees, in connection with any arbitration hereunder in which the Executive
(and/or the
Spouse) is the prevailing party.


ARTICLE V

MISCELLANEOUS


     5.1 Unfunded Plan. This Agreement is unfunded and shall at all times remain unfunded until required pursuant to Section 2.6.
The obligations of the Corporation with respect to the benefits payable hereunder shall be paid out of the Corporation's general assets and shall not be secured. At its discretion, the Corporation may establish one or more trusts, with such trustees as the Board may appoint, for the purpose of providing payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Corporation's creditors. To the extent any benefits provided under the Agreement are actually paid from any such trust, the Corporation shall have no further obligation with regard thereto, but to the extent not so paid, such benefit shall remain the obligation of, and shall be paid by the Corporation. To the extent that any person acquires a right to receive payments from the Corporation under this agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation.


     5.2 No Effect on Employment. Nothing contained herein shall be construed as adversely affecting, in any manner, the terms and conditions of the Executive's employment including, without limitation, the terms and conditions of the Employment Agreement;
provided however, in the event there are any conflicts between this
Agreement and the Employment Agreement regarding supplemental retirement benefits and life and medical insurance, the terms of this Agreement shall prevail.


     5.3 Payments Not Compensation. Any compensation payable under this Agreement shall not be deemed salary or other compensation to the Executive for the purposes of computing benefits to which he may be entitled under any pension plan or other arrangement of the Corporation for the benefit of its employees.


     5.4  No Reduction in Plan Benefits.  Nothing in this
Agreement
shall reduce the benefits to which the Executive and the Spouse are entitled under the Plan.


     5.5 Invalidity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this
Agreement shall be construed and enforced as if such illegal and invalid provision never existed.


     5.6 Withholding of Taxes. The Corporation shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Agreement.


     5.7 Binding Affect. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, including any purchaser of all or substantially all of the assets of the Corporation and the surviving entity of any merger or consolidation to which the Corporation is a party and the Executive and his heirs, executors, administrators and legal representatives.


     5.8 No Assignment. Except as provided herein, the benefits payable under this Agreement shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.


     5.9 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut.


     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers and the Executive has hereunto set his hand and seal as of the date first above written.

                                   LONE STAR INDUSTRIES,
INC.



                                   By:     David W. Wallace
                                           David W. Wallace


                                        William M. Troutman
                                        William M. Troutman









APPENDIX A


THE EXECUTIVE MEDICAL PLAN


COVERAGE


(1) Provides for the full payment for medical services for the employee and his qualified dependents which are recommended or performed by a legally qualified physician.

(2)  Provides for the full payment of hospital expenses.

(3) Provides for the full payment of the charges made by a physician for the performance of a surgical operation.

(4) Provides for the full payment of examinations and laboratory tests taken while not confined in a hospital.

(5) Provides for the full payment of medical expenses resulting from an accident.

(6)  Provides for the full payment of dental expenses.

(7)  Provides for the full payment for prescription charges.

(8) Provides for the full payment for eye examinations and eye glasses.


EXCLUSIONS


The coverages set forth above are subject to the following provisions and general exclusions:


Eligible expenses under the plan shall not include payment of any charge as follows:

(1) For transportation or travel other than local use of ambulance.

(2) In connection with an injury or disease resulting from war or any act of war, whether declared or undeclared, which war or act of war occurs while an individual is insured under this coverage.

(3) Which are incurred on account of bodily injury arising out of or in the course of employment by an employer, or disease with respect to which any benefits are payable under any workmen's compensation, occupational disease, or similar law.

(4) Which is paid or payable or reimbursable by or through any plan or program of any government or any subdivision or agency thereof, other than a plan or program established for its
     civilian employees.


     o    Lifetime Benefit


          The maximum lifetime benefit under this Executive
Medical
          Plan is $1,000,000 for each participant.


     o    Non-Duplication of Benefits:


          When benefits would be payable under another group plan,
          benefits under those plans will be coordinated to the
          extent that the total benefits under all programs will
          not exceed full reimbursement